Exhibit 10.1

Dated this 28th day of December 2019.

Between

(1)	RODRIGUES GERARD ANTHONY

(NRIC No.: S7246780I)

(2)	ZUZARTE DESMOND GERARD

(NRIC No.: S7045407F)

(the “Vendors”)

And

REBEL GROUP, INC.

(the “Purchaser”)

SALE & PURCHASE AGREEMENT

M/s Mahmood Gaznavi & Partners

111 North Bridge Road

#11-02 Peninsula Plaza

Singapore 179098

Tel: 6336-5455

Fax: 6335-5755

File Ref: MG.0300.19O

THIS AGREEMENT IS MADE ON THIS ______ DAY OF _________________ 2019

BETWEEN:-

(1)	RODRIGUES GERARD ANTHONY (NRIC No.: S7246780I) of 16A Woo Mon Chew Road, Siglap Park, Singapore 455070;

(2)	ZUZARTE DESMOND GERARD (NRIC No.: S7045407F) of 718 Bedok Reservoir Road #05-4616, Singapore 470718;

(each a “Vendor”, and collectively referred to as the “Vendors”)

And

(3)	REBEL GROUP INC. (Business Registration No.: 45-336079) of 7500A Beach Road, #12-313, The Plaza, Singapore 199591.

(hereinafter referred to as the “Purchaser”).

(each a “Party”, and collectively, the “Parties”).

WHEREAS:

(A)	Rebel Group, Inc. (the “Purchaser"), through Pure Heart Entertainment Pte. Ltd. (the “Purchasing Company” ), a fully owned subsidiary of the Purchaser, intends to acquire 100,000 ordinary shares ("Target Shares") representing the entire issued share capital of EXPO AV-Insync Pte. Ltd. (the "Target Company") from the Vendors (as named in Schedule 1) ("Proposed Acquisition”).

(B)	The Target Company is a private limited liability company incorporated in and under the laws of the Republic of Singapore, and is principally engaged in the supply of audio and video equipment related services including professional audio/ lighting/ LED projection, camera production & rigging rental - staging services, technical layout & designs, 2D & 3D animation, 3D & video mapping, post production, content production & augmented reality and on-site project management.

(C)	The Vendors are agreeable to selling all of their shares in the Target Company to the Purchaser.

(D)	The Parties are desirous of entering into this Agreement to govern the terms and conditions of the Proposed Acquisition.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	The words and expressions used in this Agreement shall have the meanings set out in Schedule 2 unless the context otherwise requires.

1.2	The Schedules annexed to this Agreement shall form part of this Agreement.

2.	SALE OF TARGET SHARES AND PURCHASE CONSIDERATION

2.1	The Vendors agree to sell, and the Purchaser agrees to purchase, the Target Shares free from all Encumbrances and together with all rights, advantages, benefits and entitlements attaching thereto as at the date of the completion of the Proposed Acquisition, attaching to the Target Shares as at the Completion Date, on the terms and subject to the conditions set out in this Agreement. Each of the Vendors shall waive in favour of the Purchaser all pre-emption and other rights which he or she may have or may be entitled to over any of the Target Shares.

2.2	The total consideration payable by the Purchaser to the Vendors for the Target Shares (“Purchase Consideration”) shall be US$6,000,000.

2.3	The Purchase Consideration shall comprise of the following:-

2.3.1	an initial consideration of 3,500,000 Consideration Shares with each share valued at US$1.50, payable on completion (“Completion Consideration”);

2.3.2	a first potential earn-out consideration of up to 250,000 Earn Out Consideration Shares with each share valued at US$1.50 if the Target Company achieves a profit of S$1,300,000 before tax during the earn-out period by 31 December 2020; and

2.3.3	a second potential earn-out consideration of up to 250,000 Earn Out Consideration Shares with each share valued at US$1.50 if the Target Company achieves a profit of S$2,600,000 before tax over two calendar years during the earn-out period by 31 December 2021.

2.4	The Completion Consideration shall be satisfied wholly by the Purchaser by way of the allotment and issuance by the Purchaser to the Vendors (or their nominees, if any) of 3,500,000 new ordinary shares in the capital of the Purchaser (“Consideration Shares”) in the proportion of 75% - 25% according to the shareholding in Schedule 1, credited as fully paid, at an issue price of US$1.50 for each Consideration Share.

2.5	The Earn-Out Consideration shall be satisfied wholly by the Purchaser by way of the allotment and issuance by the Purchaser to the Vendors (or their nominees, if any) of up to 500,000 new ordinary shares in the capital of the Purchase (“Earn-Out Consideration Shares”) in the proportion of 75% - 25% according to the shareholding in Schedule 1, credited as fully paid, at an issue price of US$1.50 for each Earn-Out Consideration Share.

2.6	The Earn-Out Consideration Shares shall, upon allotment and issuance, be held in escrow, with an escrow agent to be agreed by the Purchaser and Vendors (“Escrow Agent”), and be released to the Vendors (or their nominees, if any) in accordance with Clause 4 of this Agreement below.

2.7	The Consideration Shares and the Earn-Out Consideration Shares shall rank pari passu in all respects with the then issued ordinary shares in the capital of the Purchaser and shall be entitled to any dividends, rights, allotment or other distributions save for any dividends, rights, allotments or other distributions, the record date for which falls before the date of issue of the Consideration Shares and the Earn-Out Consideration Shares.

3.	VENDOR’S RIGHTS TO BUY-BACK

3.1	The Purchaser is in the process of up-listing its public trading status, currently quoted on the United States Over-The-Counter Market (“US:OTC”), to a full NASDAQ market listing within a period of nine (9) months from the date of this Agreement (“Up-listing”).

3.2	In the event that the Purchaser does not secure approval for Up-listing within nine (9) months from the date of this Agreement, the Vendors shall have the right to re-purchase the Target Company from the Purchaser, conditional upon completion of this Agreement (“Buy-Back”).

3.3	Should the Purchaser not secure approval for Up-listing within nine (9) months from the date of this Agreement, the Vendors may notify the Purchaser of their intention to effect the Buy-Back by notice in writing to the Purchaser within thirty (30) days. The Vendors may elect at their sole discretion to extend the Buy-Back period, and shall notify the Purchaser of their intention by notice in writing to the Purchaser.

3.3.1	Upon giving the Purchaser notice in writing of their intention to Buy-Back, the Vendors shall transfer the Completion Consideration, unencumbered, to an escrow account, with an Escrow Agent to be agreed by the Purchaser and the Vendors;

3.3.2	The Purchaser shall execute share transfer forms for the Target Shares, and transfer the same to the Vendors. Once the share transfer forms are executed to the Satisfaction of the Vendors, the Completion Consideration shall then be released to the Purchaser;

3.3.3	The Purchaser shall concurrently, retire or cause to retire all directors whom it has appointed to the board of the Target Company, and perform handover to the Vendors of all material documentation which during the Purchaser’s ownership of the Target Company.

3.4	In the event the Vendors do not notify the Purchaser of their intention to effect the Buy-Back within the stipulated time frames of Clause 3.3, the Vendors shall be deemed to have irrevocably waived their rights to Buy-Back the Target Company.

4.	EARN OUT

4.1	In respect of each of the first two (2) full calendar years of the Target Company following Completion (an “Earn-Out Period”), the first Earn-Out Period being from Completion until 31 December 2020, and the second Earn-Out Period being from Completion until 31 December 2021.

4.2	For the period from Completion to 31 December 2020, the Vendors shall be entitled to have the relevant number of Earn-Out Consideration Shares released to them (or to their nominees, if any) by the Escrow Agent in accordance with the following formula:

X = ( Y / A ) x Z

where:

X	=	the number of Earn-Out Consideration Shares to be released from escrow for the relevant Earn-Out Period;
Y	=	the Audited PBT of the Target Company for the relevant Earn-Out Period (this is deemed to be from 1 January 2020), expressed in Singapore Dollars (S$);
Z	=	the total number of Earn-Out Consideration Shares allotted and issued on Completion and held in escrow;
A	=	the amount of S$1,300,000 (as at 31 December 2020), being the target profit for the first Earn-Out Period;

save that:

4.2.1	In the event that the aggregate Audited PBT of the Target Company during the first Earn-Out Periods exceeds the amount of S$1,300,000, any amount in excess of the said amount shall be disregarded; and

4.2.2	Shares vested following the first Earn-Out Period (31 December 2020) are deemed to have vested and shall not be divested.

4.3	For the period from Completion to 31 December 2021, the Vendors shall be entitled to have the relevant number of Earn-Out Consideration Shares released to them (or to their nominees, if any) by the Escrow Agent in accordance with the following formula:

X = ( Y / A ) x Z

where:

X	=	the number of Earn-Out Consideration Shares to be released from escrow for the relevant Earn-Out Period;
Y	=	the Audited PBT of the Target Company for the relevant Earn-Out Period (this is deemed to be from 1 January 2020), expressed in Singapore Dollars (S$);
Z	=	the total number of Earn-Out Consideration Shares allotted and issued on Completion and held in escrow;
A	=	the amount of S$2,600,000 (as at 31 December 2021), being the target profit for the second Earn-Out Period;

save that:

4.3.1	In the event that the aggregate Audited PBT of the Target Company during the first Earn-Out Periods exceeds the amount of S$2,600,000, any amount in excess of the said amount shall be disregarded;

4.3.2	Shares vested following the first Earn-Out Period (31 December 2020) are deemed to have vested and shall not be divested;

4.3.3	In the event that, at the end of the second and final Earn-Out Period, the aggregate Audited PBT of the Target Company during the two (2) Earn-Out Periods is less than the sum of S$2,600,000, the Vendors’ rights to any Earn-Out Consideration Shares in respect of any amounts exceeding the aggregate Audited PBT of the Target Company during the Earn-Out Periods shall be forfeited.

4.4	The Audited PBT of the Target Company during each Earn-Out Period for the purposes of Clause 4.2 and Clause 4.3 above shall be determined as follows:

4.4.1	The accounts of the Target Company in respect of each Earn-Out Period shall be prepared by the management of the Target Company as promptly as is practicably possible after the end of the respective calendar years, but in any event, shall be no later than the end of the second week of the first month of the immediately following calendar year.

4.4.2	The accounts of the Target Company in respect of each Earn-Out Period shall then be audited by an auditor to be appointed by the Vendors (the “Auditor”). The costs and expenses of the Auditor for determining the Audited PBT of the Target Company hereunder shall be borne by the Vendors.

4.4.3	The Auditor shall deliver to the Purchaser and the Vendors the calculation (in reasonable detail) of the Audited PBT of the Target Company for that Earn-Out Period by no later than twenty-two (22) Business Days after the Auditor having received the accounts of the Target Company for each Earn-Out Period.

4.4.4	The decision of the Auditor in respect of the Audited PBT of the Target Company during each Earn-Out Period shall be final and binding upon the Parties.

4.5	The Earn-Out Consideration Shares to which the Vendor may be entitled in respect of each Earn-Out Period in accordance with Clause 4.2 and Clause 4.3 shall be released from escrow to the Vendors (or to their nominees, if any) by no later than ten (10) Business Days after the determination by the Auditor of the Audited PBT of the Target Company for that Earn-Out Period in accordance with Clause 4.2 and Clause 4.3 above.

4.6	The Purchaser agrees and undertakes to the Vendors that throughout the Earn-Out Periods, that the Purchaser and/or the Purchasing Company will not (unless otherwise agreed in writing by the Vendors) take or omit to take any action which may hinder, restrict or otherwise limit the management of the Target Company in any way whatsoever, from or in carrying on the business of the Target Company in the ordinary course and consistent with past practice, insofar as such practice is reasonable and in the best interests of the Target Company, and the Purchaser further agrees and undertakes to the Vendors that throughout the Earn-Out Periods:

4.6.1	it will not (unless otherwise agreed in writing by the Vendors) take or omit to take any action which would, or would be likely to, prejudice or otherwise adversely affect the Audited PBT of the Target Company and will use all reasonable endeavours to ensure that the business of the Target Company will be carried on in all material respects with a view to the maximisation of profit and in particular, but without limiting the generality of the foregoing the Purchaser –

4.6.1.1	will procure that the Target Company will not enter into any artificial or abnormal transaction (other than in the ordinary course of business) the effect of which would be to materially adversely affect the Audited PBT of the Target Company;

4.6.1.2	will charge interest on any sums made available to the Target Company at an arm's length rate of interest;

4.6.1.3	will procure that the Target Company does not enter into any contract of employment at a remuneration in excess of S$100,000 or the equivalent thereof on an annual basis;

4.6.1.4	will not transfer or dispose of any of the issued share capital of a Target Company or any other interest in the Target Company or its business or any part thereof and for this purpose “disposal” shall include (but not be limited to) the grant of any option in respect of such shares or business or part thereof (provided that this restriction shall not prevent the Purchaser from transferring any such shares or business or part thereof to another company in the Purchaser's Group);

4.6.1.5	will procure that the Target Company does not acquire any interest in any company or business;

4.6.1.6	will not materially change the business strategy of the Target Company as agreed between the Parties at the date hereof;

4.6.1.7	will procure that no resolution will be passed or proposed for a member's voluntary winding-up of the Target Company nor will any member of the Purchaser's Group present a petition for an order for the winding-up of the Target Company unless the Target Company shall be unable to pay its debts;

4.6.1.8	will procure that the Target Company shall not borrow, raise or take or agree to borrow, raise or take any money or any financial facility other than in the ordinary course of business;

4.6.1.9	will procure that the Target Company shall not lend or agree to lend any money or financial facility other than in the ordinary course of business; and

4.6.1.10	will procure that the Target Company shall relocate its business operations,

without the written consent of the Vendors and subject to an adjustment to the calculation of the Audited PBT;

4.6.2	it shall procure that the Target Company shall not create, permit to subsist or agree to create, any mortgage or charge, whether fixed or floating, and whether legal or equitable in favour of any person; and

4.6.3	it shall procure that the Target Company shall not give, agree to give, accept any obligation under or agree to accept any obligation under, any guarantee or indemnity in respect of the obligations of any third person (including without limitation a member of the Purchaser's Group).

5.	MORATORIUM

5.1	The Vendors hereby agree and undertake that they shall, and shall procure their nominees (if any) to, execute such moratorium undertakings not to directly or indirectly, sell, contract to sell, offer, realise, transfer of otherwise dispose of any of the Consideration Shares which may be issued to it on Completion for a period of 12 months from the Completion Date.

5.2	The Vendors hereby agree and undertake that they shall, and shall procure their nominees (if any) to, execute such moratorium undertakings not to directly or indirectly, sell, contract to sell, offer, realise, transfer or otherwise dispose of a maximum of 50% of:

5.2.1	any of the Consideration Shares which may be issued to it on Completion; and

5.2.2	any of the Earn-Out Consideration Shares which may be issued to it for the period of 12 months from the Completion Date and ending 24 months from the Completion Date.

5.3	For the avoidance of doubt, prior to the release of the Earn-Out Consideration Shares to the Vendors (or to their nominees, if any) pursuant to Clause 4, the Vendor (or its nominee, as the case may be) shall not –

5.3.1	be entitled to exercise any voting or other rights in relation to such Earn-Out Consideration Shares; or

5.3.2	be entitled to receive any dividends or distributions on such Earn-Out Consideration Shares (though such dividends and distributions may accrue and be paid to the Vendors (or their nominees, if any) together with the release of such Earn-Out Consideration Shares pursuant to Clause 4); or

5.3.3	create any Encumbrance over such Earn-Out Consideration Shares.

The above limitations and restrictions shall cease to be applicable after the release of the relevant Earn-Out Consideration Shares to the Vendors (or their nominees, if any) in accordance with Clause 4 and the latter shall, subject to the provisions of this Clause, be entitled to exercise full rights and entitlements as holder of such Earn-Out Consideration Shares thereafter without any of the aforesaid limitations or restrictions.

6.	CONDITIONS PRECEDENT

6.1	The obligations of the Parties under this Agreement for the sale and purchase of the Target Shares shall be subject to and conditional upon the fulfilment of all of the following conditions precedent which shall include, without limitation, the following:

6.1.1	the completion by the Purchaser of a valuation of the Target Company, and all legal, financial, operational, tax and other due diligence on the affairs of the Target Company, and the results of such due diligence being satisfactory to the Purchaser;

6.1.2	if required and where necessary, the passing of all and any shareholders’ and/or directors’ resolutions approving the transactions contemplated under this Agreement, including the approval for the allotment and issuance of the Consideration Shares and the Earn-Out Consideration Shares to the Vendors;

6.1.3	the Vendors, the Purchaser and the Purchasing Company having obtained all third party consents and approvals as may be necessary in connection with the transactions contemplated under this Agreement, and where any such third party consents and approvals are subject to conditions, such conditions being satisfactory to the Parties in their reasonable discretion and such consent being in full force and effect and not having been withdrawn, suspended, amended or revoked on or before the completion of the Proposed Acquisition;

6.1.4	the execution of service agreements between each of the Vendors personally with the Target Company on such terms acceptable to the Purchaser;

6.1.5	the Vendors undertake that they shall remain as Directors of the Target Company for a period of 36 months from the Completion Date and further undertake that they will not resign from their positions as Directors without written consent from the Purchaser; and

6.1.6	there having been no material adverse change to the business operations, assets, financial condition, turnover or prospects of the Target Company.

6.2	Notwithstanding any provision to the contrary in this Agreement, where any consent or approval required pursuant to Clause 6.1 is subject to the conditions which are required to be fulfilled before Completion, the relevant Party’s obligation to complete the sale and purchase of the Target Shares is subject to such conditions being fulfilled before Completion and such consents or approvals not being revoked or repealed on or before Completion.

6.3	The Parties hereby agree that, where required, each shall use all of their commercially reasonable efforts to procure the fulfilment of the conditions precedent set out in Clause 6.1 above.

6.4	The obligations of the Parties to complete the Acquisition shall become unconditional on the date when all the conditions referred to in Clause 6.1 above are fulfilled (other than the conditions which by their nature are required to be fulfilled on the Completion Date or which have been waived by the relevant Party).

7.	COMPLETION

7.1	Subject to the satisfaction or waiver of the conditions set out in Clause 6.1 above, Completion shall take place at the offices of the Purchaser at 11 a.m. (or such other location and/or time as the Parties may agree in writing) on the Completion Date (or such other date as the Parties may agree in writing) when all (but not some only) of the business specified in this Clause 7 shall be transacted simultaneously.

7.2	On the Completion Date, the Vendors shall:

7.2.1	procure delivery to the Purchaser of duly executed instrument(s) of transfers in favour of the Purchasing Company (or any other nominee of the Purchaser) in respect of the Target Shares, together with the relevant share certificates and all documents required to effect the stamping of the transfers (including such statutory declarations, letters, worksheets and valuations as the tax authorities may require);

7.2.2	procure delivery to the Purchasing Company (or any other nominee of the Purchaser) of share certificates in respect of all of the issued shares in the capital of the Target Company;

7.2.3	procure delivery to the Purchaser of duly executed resolutions passed by the board of directors of the Target Company:

7.2.3.1	authorising the execution and delivery by the Target Company of this Agreement and all other documents and agreements ancillary or pursuant thereto or in connection therewith (if any);

7.2.3.2	approving the transfer of the Target Shares to the Purchasing Company and/or the transfer of all or any part of the Target Shares to a nominee or nominees appointed by the Purchaser;

7.2.3.3	authorising the issue of new share certificates in respect of the Target Shares in favour of the Purchasing Company and/or such nominee(s) of the Purchaser; and

7.2.3.4	approving the entry into the register of members of the Target Company, the name of the Purchasing Company and/or such nominee(s) of the Purchaser as the holder of the Target Shares and the making of such other entries into other corporate records of the Target Company as may be necessary.

7.2.4	deliver or procure delivery to the Purchaser of such waivers, consents and other documents as may be required (if any), all duly executed to give good title to the Target Shares to the Purchasing Company and/or such nominee(s) of the Purchaser and to enable the Purchasing Company and/or such nominee(s) of the Purchaser to become the registered holder(s) thereof;

7.2.5	procure delivery to the Purchaser of, where applicable, the certificates of incorporation, certificates, business licenses, articles of association, common seal, share register and share certificates, books (with any unissued share certificates) and all minute books and other statutory books (which shall be written-up to but not including Completion) of the Target Company;

7.2.6	procure delivery to the Purchasing Company and/or such nominee(s) of the Purchaser of duly certified true and accurate copies of the approvals obtained from government authorities for the transactions contemplated herein, if any, obtained in satisfaction of the conditions set out in Clause 6.1 above;

7.2.7	deliver to the Purchaser applications for the Consideration Shares and Earn-Out Consideration Shares duly executed by the Vendors and/or their nominee(s), if required;

7.2.8	deliver to the Purchaser the Vendors’ Completion Certificate signed by the Vendors;

7.2.9	deliver to the Purchaser the duly executed Moratorium Undertakings in agreed form; and

7.2.10	if necessary, deliver to the Purchaser a certified extract of a resolution of the board of directors of the Target Company, authorising the execution of and the performance by the Vendors of their obligations under this Agreement and each of the other documents to be executed by each of the Vendors.

7.3	The Vendors shall procure that the Target Company shall cause the transfers contemplated above to be registered, subject to prior stamping, in the register of transfers of the Target Company and shall cause the Target Shares to be registered in the name of the Purchasing Company and/or such nominee(s) of the Purchaser in the register of the members of the Target Company subject to the articles of association of the Target Company.

7.4	On the Completion Date, the Purchaser shall –

7.4.1	in accordance with its obligations under Clause 2.3, allot and issue to the Vendors (or their nominees, if any) 3,500,000 new ordinary shares in the capital of the Purchaser;

7.4.2	deliver to the Vendors a certified extract of resolutions of the board of directors and the shareholders of the Purchaser authorising the execution of and performance by the Purchaser of its obligations under this Agreement and each of the other documents to be executed by the Purchaser, the issue of the Consideration Shares and the Earn-Out Consideration Shares to the Vendors;

7.4.3	deliver to the Vendor the Purchaser Completion Certificate signed by the Purchaser;

7.4.4	in accordance with its obligations under Clause 2.3, allot and issue the Consideration Shares to the Vendors (or their nominees, if any), and deliver the share certificates for the Consideration Shares to the Vendors; and

7.4.5	in accordance with its obligations under Clause 2.3, allot and issue the Earn-Out Consideration Shares to the Vendors (or their nominees, if any), which shall be held in escrow by the Escrow Agent and only released to the Vendors (or their nominees, if any) in accordance with Clause 4.

8.	VENDORS’ WARRANTIES

8.1	The Vendors represent and warrant to the Purchaser that the Vendors’ Warranties are true in all material respects on the date of this Agreement.

8.2	The representations, warranties and undertakings given hereunder or pursuant hereto by the Vendors shall not in any respect be extinguished or affected by Completion.

8.3	The Vendors’ Warranties shall be deemed to be repeated as at Completion with reference to the facts and circumstances then existing.

8.4	Each of the Vendors’ Warranties shall be construed as a separate Vendors’ Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Vendor Warranty or any other term of this Agreement.

8.5	The Vendors acknowledge that the Purchaser has entered into this Agreement in reliance upon the Vendors’ Warranties. The Vendors shall have no liability in respect of the Vendors’ Warranties to the extent that the facts, matter or circumstance giving rise to the claim are disclosed to the Purchaser in writing prior to the date of signing of this Agreement.

8.6	The Vendors undertake to notify the Purchaser in writing promptly if either of the Vendors becomes aware of any circumstance arising after the date of this Agreement which would cause any Vendors’ Warranty (if the Vendors’ Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect which is material to the financial or trading position of the Target Company.

9.	PURCHASER WARRANTIES

9.1	The Purchaser represents, warrants and undertakes to and with the Vendor that as at the date of this Agreement:

9.1.1	it is a corporation duly organised and validly existing in the state of Florida under the laws of the United States of America, and each of its subsidiaries and associated companies is duly organised and validly existing under the respective laws in which they have been incorporated, and the Purchaser and its subsidiaries and associated companies are not presently in liquidation or under judicial management;

9.1.2	subject to the approval of its Board of Directors, it has the full power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement and the same constitutes valid and binding obligations of the Purchaser in accordance with its terms;

9.1.3	all actions, conditions and things required to be taken, fulfilled and done (including without limitation the obtaining of any necessary approvals, consents, licence, permits or the making of any filing or registration) in order to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement and to ensure that those obligations are legally binding and enforceable, will, as far as the same are required to be taken, fulfilled and done by the Purchaser by Completion, be taken, fulfilled and done and will be in full force and effect as at Completion;

9.1.4	save as disclosed to the Vendors in writing or as publicly disclosed pursuant to the relevant rules, no material litigation, arbitration or other proceeding involving the Purchaser or any of its subsidiaries is in progress or, to the knowledge of the Purchaser, is threatened and there are no circumstances known to the Purchaser which are in the Purchaser's reasonable opinion likely to give rise to any such material litigation, arbitration or proceedings;

9.1.5	no petition or application for the winding-up of the Purchaser or its subsidiaries has been presented, and no order has been made or effective resolution passed for the winding-up of the Purchaser and/or its subsidiaries, nor, to the knowledge of the Purchaser, proceedings instituted nor a meeting called with a view to obtaining any such order or orders or to pass any such resolution;

9.1.6	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement (including but not limited to the allotment and issue of the Consideration Shares and the Earn-Out Consideration Shares) will not, on Completion, breach or violate, or exceed any power or restriction granted or imposed on it by (i) any law, regulation, authorisation, directive or order (whether or not having the force of law) to which it is subject, (ii) its memorandum and articles of association or (iii) infringe the terms of, or constitute a default under, or cause to be exceeded any limit imposed by or cause to be terminated or otherwise breached, any agreement instrument, contract, document or obligation to which it is a Party or which is binding on it or any part of its assets, undertakings, property or revenues; and

9.1.7	subject to the fulfilment of the conditions precedent set out in Clause 6.1 (unless otherwise waived), the Purchaser is entitled on Completion to allot and issue the Consideration Shares and Earn-Out Consideration Shares in accordance with this Agreement free from any Encumbrances, third party rights or pre-emptive rights of its shareholders and such Consideration Shares and Earn-Out Consideration Shares when allotted and issued in accordance with this Agreement will rank pari passu in all respects with the other issued shares of the Purchaser and will be fully paid shares which will not be subject to further calls.

9.2	The Purchaser represents and warrants to the Vendor that the Purchaser Warranties are true in all material respects on the date of this Agreement.

9.3	The representations, warranties and undertakings given hereunder or pursuant hereto by the Purchaser shall not in any respect be extinguished or affected by Completion.

9.4	The Purchaser Warranties shall be deemed to be repeated as at Completion with reference to the facts and circumstances then existing.

9.5	Each of the Purchaser Warranties shall be construed as a separate Purchaser Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Purchaser Warranty or any other term of this Agreement.

9.6	The Purchaser acknowledges that the Vendor has entered into this Agreement in reliance upon the Purchaser Warranties.

9.7	The Purchaser undertakes to notify the Vendor in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would cause any Purchaser Warranty (if the Purchaser Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect which is material to the financial or trading position of the Purchaser.

10.	INDEMNITY

10.1	The Vendors covenant with the Purchaser to indemnify and to keep the Purchaser fully indemnified from and against any and all costs, charges, actions, proceedings, and claims which the Purchaser may sustain, incur or suffer at any time by reason of or in connection with –

10.1.1	any breach by the Vendors of any term of this Agreement, any Vendors’ Warranty or undertaking given by the Vendors under this Agreement; and

10.1.2	any Taxation or claim, fine, penalty, interest or other charges in respect of Taxation.

10.2	Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Purchaser and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

10.3	The Vendors undertake to indemnify the Purchaser in respect of any and all liabilities accruing to the Target Company that could not have been reasonably ascertained by the Purchaser when conducting all legal, financial, operational, tax and other due diligence into the affairs of the Target Company.

10.4	All sums payable by the Vendor pursuant to this clause shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

11.	RESTRAINT OF TRADE

11.1	Within a period of 36 months from the Completion Date, the Vendors hereby covenant with and undertake to the Purchaser that they will not, directly or indirectly undertake, or through their agents, nominees and/or representatives, carry on or be engaged in operating or investing in the business of the supply of audio and video equipment related services including professional audio/ lighting/ LED projection, camera production & rigging rental, staging services, technical layout & designs, and on-site project management, or any other new business that the Target Company ventures into.

12.	NON-SOLICITATION

12.1	Within a period of 36 months from the Completion Date, the Vendors will not, either on their own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Target Company any person to their knowledge is now or has been a client and/or customer or employee of or in the habit of dealing with the Target Company.

13.	TERMINATION

13.1	The Purchaser shall be entitled by written notice to the Vendors, to immediately terminate this Agreement at any time before Completion on the occurrence of any of the following events:

13.1.1	there shall come to the notice of the Purchaser after the date of this Agreement, any breach of the Vendors’ Warranties provided that if such breach is capable of remedy, the Vendors shall have failed to remedy such breach within 30 days (or such other period as parties agree) after notice shall have been given by the Purchaser to the Vendors to remedy such breach; or

13.1.2	there shall come to the notice of the Purchaser after the date of this Agreement, any material breach by the Vendors of their obligations under this Agreement provided that if such material breach is capable of remedy, the Vendors shall have failed to remedy such material breach within 30 days (or such other period as Parties agree) after notice shall have been given by the Purchaser to the Vendors to remedy such material breach.

13.2	The Vendors shall be entitled by written notice to the Purchaser, to immediately terminate this Agreement at any time before Completion on the occurrence of any of the following events:

13.2.1	there shall come to the notice of the Vendors after the date of this Agreement, any breach of the Purchaser Warranties provided that if such breach is capable of remedy, the Purchaser shall have failed to remedy such breach within 30 days (or such other period as parties agree) after notice shall have been given by the Vendors to the Purchaser to remedy such breach; or

13.2.2	there shall come to the notice of the Vendors after the date of this Agreement, any material breach by the Purchaser of its obligations under this Agreement provided that if such material breach is capable of remedy, the Purchaser shall have failed to remedy such material breach within 30 days (or such other period as Parties agree) after notice shall have been given by the Vendors to the Purchaser to remedy such material breach.

13.3	The rights of the Purchaser and the Vendors under Clause 13.1 and Clause 13.2 above respectively are in addition to (and no in substitution of) all other rights and remedies available to the Parties at law, in equity, under contract, or otherwise.

14.	COSTS & EXPENSES

14.1	Unless otherwise provided in this Agreement, and unless otherwise agreed between the Parties, each of the Parties shall pay its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the sale and purchase of the Target Shares.

14.2	In the event Completion does not take place and this Agreement is terminated due to a default by a Party, the defaulting Party shall bear all costs and expenses incurred in relation to the Acquisition.

15.	CONFIDENTIALITY

15.1	The Parties hereby undertake that they shall keep strictly confidential:

15.1.1	all information relating to this Agreement;

15.1.2	all information of a proprietary nature relating to the operations of the Target Company (except that the Purchaser's obligation in respect of this shall cease upon Completion); and

15.1.3	all information of a proprietary nature relating to the operations of the other Party, which they shall receive directly or otherwise pursuant to this Agreement save and except for –

15.1.3.1	any information obtained from the other the non-defaulting Party that becomes generally known to the public, other than by reason of any wilful or negligent act or omission of the recipient Party or any of its agents, advisers, directors, officers, employees or representatives;

15.1.3.2	any information that is required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council);

15.1.3.3	any information that is required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Singapore or elsewhere;

15.1.3.4	any information disclosed by any of the Parties to its respective employees, advisers, principals, agents and partners on a need-to-know basis.

15.2	The Parties agree that no announcement or other disclosure concerning this Agreement, the sale and purchase of the Target Shares or any ancillary matter shall be made by the Parties before or after Completion save (a) in a form approved by the other Party; or (b) where otherwise required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) and save where such disclosure is necessary for them to perform their respective obligations under this Agreement.

15.3	Each and every obligation under this Clause 15 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts as are unenforceable shall be deleted from this Clause 15 and any such deletion shall not affect the enforceability of all such parts of this Clause 15 as remain not so deleted. The provisions contained in this Clause 15 shall continue to apply notwithstanding Completion or the termination of this Agreement for any reason whatsoever.

16.	GOVERNING LAW & JURISDICTION

16.1	This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore.

16.2	Parties shall use all reasonable efforts to resolve any dispute, including any question regarding its existence, validity or termination, arising out of or in connection with this Agreement (Dispute) amicably. In the event that amicable resolution of the Dispute cannot be reached within 14 days (or such longer period as Parties may agree in writing) of such Dispute arising, the Dispute shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (SIAC) for the time being in force, which rules are deemed to be incorporated by reference to this Clause. The tribunal shall consist of one (1) arbitrator, to be appointed by the President of the Court of Arbitration of SIAC. The seat of the arbitration shall be Singapore. The language of the arbitration shall be English.

17.	ASSIGNMENT

17.1	No Party hereto shall have the right to assign all or any part of its interest in this Agreement without the prior written consent of the other Party. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

18.	ENFORCEABILITY

18.1	If any one or more of the provisions contained in this Agreement or any part of such provisions shall be deemed invalid, unlawful or unenforceable in any respect under or in accordance with applicable law, the validity, legality and enforceability of the remaining provisions or part thereof contained herein shall not in any way be affected or impaired but this Agreement shall be construed as if such invalid, unlawful or unenforceable provision or part thereof had never been contained herein.

19.	NO WAIVER

19.1	The failure by any Party at any time to require performance by any other Party of its obligations under this Agreement or to claim a breach of any term of this Agreement by the other Party shall not be deemed to be a waiver of any right under this Agreement by the first-mentioned Party.

20.	ENTIRE AGREEMENT

20.1	This Agreement supersedes any previous agreement (including but not limited to the MOU) and represents the entire agreement between the Parties in relation to the matters dealt with herein and no variation hereof shall be effective unless made in writing. Notwithstanding any terms of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

21.	AMENDMENTS

21.1	This Agreement may be amended only by an instrument in writing signed by all the Parties.

22.	RIGHTS OF THIRD PARTIES

22.1	The Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or form part of a class of persons so named, referred to or identified in this Agreement) shall have no right whatsoever under the Contracts (Rights of Third Parties) Act, Chapter 53B to enforce this Agreement or any of its terms.

23.	GENERAL

23.1	The Vendors shall execute or procure that any third party shall execute all such documents and/or do or procure the doing of such acts and things as the Purchaser shall after Completion reasonably require to give effect to this Agreement and any documents entered into pursuant to it and to give to the Purchaser the full benefit of all the provisions of this Agreement.

23.2	Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement among the parties hereto but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid, time shall be of the essence.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE FIRST STATED ABOVE.

The Vendors

Signed By,	Witnessed By

/s/ Rodrigues Gerard Anthony	/s/ Aileen Bermudez
Rodrigues Gerard Anthony
	Name:	Aileen Bermudez

Designation:	Administrative Manager

Signed By,	Witnessed By

/s/ Zuzarte Desmond Gerard	/s/ Aileen Bermudez
Zuzarte Desmond Gerard
	Name:	Aileen Bermudez

Designation:	Administrative Manager

The Purchaser

for and on behalf of

REBEL GROUP, INC.

Signed By,		Witnessed By

/s/ Leong Aan Lee Justin		/s/ Zhao Lu Ferlynn

Name:	Leong Aan Lee Justin	Name:	Zhao Lu Ferlynn

Designation:	Chief Executive Officer	Designation:	Junior Finance Manager

Schedule 1 – The Vendors

S/No.	Name & Particulars	No. of shares held in Target Company
1.	Rodrigues Gerard Anthony (NRIC No.: S7246780I) Address: 16A Woo Mon Chew Road, Siglap Park, Singapore 455070	75,000 (75%)

2.	Zuzarte Desmond Gerard (NRIC No.: S7045407F) Address: 718 Bedok Reservoir Road #05- 4616, Singapore 470718	25,000 (25%)

Schedule 2 – Definitions and Interpretation

1.	In this Agreement and the Schedules, unless the subject or the context otherwise requires, the following words and expressions shall have the following meanings:

“Acquisition”	means the purchase of the Target Shares by the Purchaser from the Vendor upon the terms and conditions of this Agreement;
“Audited PBT”	means audited net profit before tax in accordance with the Financial Reporting Standards of Singapore, presented in S$;
“Auditor”	shall have the meaning given to it in Clause 4.4.2;
“Business Day”	means a day on which banks are open for business in Singapore other than a Saturday, Sunday or public holiday in Singapore;
“Completion”	means the completion of the sale and purchase of the Target Shares;
“Completion Date”	means the date falling five (5) Business Days following satisfaction (or waiver as the case may be) of all the conditions in Clause 6.1;
“Consideration Shares”	means the new ordinary shares in the capital of the Purchaser to be issued by the Purchaser to the Vendor pursuant to Clause 2.3 of this Agreement;
“Costs”	means liabilities, losses, damages, costs (including legal costs on a full indemnity basis) and expenses (including taxation), in each case of any nature whatsoever;
“Dispute”	shall have the meaning given to it in Clause 16;
“Earn-Out Consideration Shares”	means the new ordinary shares in the capital of the Purchaser to be issued by the Purchaser pursuant to Clause 2.5 and Clause 2.6 of this Agreement;
“Earn-Out Period”	shall have the meaning given to it in Clause 4.1;

“Encumbrance”

includes any mortgage, assignment, debenture, lien, hypothecation, charge, pledge, adverse claim, rent-charge, title retention, claim, equity, option, pre-emption right (other than those which appear in a company's articles of association or constitutive document), right to acquire, security agreement and security interest or other right of whatever nature and any kind or an agreement, arrangement or obligation to create any of the foregoing and “Encumbrances” shall be construed accordingly;

“Escrow Agent”	means the escrow agent to be appointed by the Parties in connection with the escrow arrangements involving the Earn-Out Consideration;
“Moratorium Undertakings”	shall have the meaning given to it in Clause 5;
“MOU”	means the memorandum of understanding dated 15 July 2019 entered into between the Purchaser and the Vendors.
“Purchase Consideration”	shall have the meaning given to it in Clause 2.2;
“Purchaser Completion Certificate”	means the certificate substantially in the form set out in Schedule 3, Part B and to be given by the Purchaser to the Vendor on Completion;
“Purchaser Warranty”	shall mean the warranties, representations and undertakings of the Purchaser as set out in Clause 9;
“S$ or Singapore Dollar”	means the lawful currency of the Republic of Singapore;
“SIAC”	shall have the meaning given to it in Clause 16.2;
“Target Company”	shall have the meaning given to it in recital (A);
“Target Shares”	shall have the meaning given to it in recital (A);

“Taxation or Tax”

means any and all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, federal provincial, local governmental or municipal charges, impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), or liabilities of whatever nature whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto, and regardless (in each case) whether any such taxation is chargeable directly or primarily against, or attributable directly or primarily to, the Target Company or any other person and whether or not any such amount is recoverable from any other person;

“Vendors’ Completion Certificate”	means the certificate substantially in the form set out in Schedule 3 Part A and to be given by the Vendor to the Purchaser on Completion;
“Vendors’ Warranties”	means the warranties, representations and undertakings of the Vendor as set out in Clause 8;

2.	In this Agreement, unless the context requires otherwise:

(a)	headings are inserted for convenience only and shall not affect the construction of this Agreement;

(b)	words importing the singular number shall include the plural and vice versa;

(c)	words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(d)	references to times of the day are to local time in the Republic of Singapore unless otherwise stated;

(e)	references to any agreement or document shall include such agreement or document as amended, varied, novated, supplemented or replaced from time to time;

(f)	references to any legal term used in any applicable jurisdiction (other than the Republic of Singapore) for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall be deemed to include the legal concept which most nearly approximates in the Republic of Singapore to that legal term;

(g)	references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(h)	references in this Agreement to Clauses/Recitals/Schedules are references to the clauses of, recitals to and schedules to, this Agreement;

(i)	any reference to a document in the agreed form is to the form of the relevant document agreed between the Parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Parties; and

(j)	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be modified, consolidated or re-enacted.

Schedule 3 – Completion Certificates

Part A

Vendors’ Completion Certificate

[Date]

To:	Rebel Group, Inc.

7500A Beach Road

#12-313, The Plaza

Singapore 199591

Dear Sirs,

COMPLETION CERTIFICATE REFERRED TO IN CLAUSE 6.2.8 OF THE SALE AND PURCHASE AGREEMENT DATED ______________ ENTERED INTO BETWEEN:

(1)	RODRIGUES GERARD ANTHONY;

(2)	ZUZARTE DESMOND GERARD; (THE “VENDORS”)

AND

(3)	REBEL GROUP, INC.

(THE “AGREEMENT”)

1.	We refer to the Agreement. The terms defined and the references construed in the Agreement have the same meaning and construction in this certificate.

2.	We confirm that, since the date of the Agreement:

a.	there has not occurred any breach of or event or the discovery of any fact rendering untrue or incorrect any of our representations, warranties or undertakings contained in the Agreement as if the same were repeated on and as of the date hereof;

b.	there has not occurred any material breach by us of any of our respective obligations under the Agreement.

3.	Your rights and benefits under this certificate are in addition to and are not in lieu of your rights and benefits under the Agreement.

Yours faithfully,

_____________________________ RODRIGUES GERARD ANTHONY	Witnessed By: ______________________________ Name: ________________________ Designation: ___________________
____________________________ ZUZARTE DESMOND GERARD	Witnessed By: ______________________________ Name: ________________________ Designation: ___________________

Part B

Purchaser Completion Certificate

[Date]

To:

(1)	RODRIGUES GERARD ANTHONY

16A Woo Mon Chew Road

Siglap Park

Singapore 455070

(2)	ZUZARTE DESMOND GERARD

718 Bedok Reservoir Road

#05-4616

Singapore 470718

Dear Sirs,

COMPLETION CERTIFICATE REFERRED TO IN CLAUSE 6.4.3 OF THE SALE AND PURCHASE AGREEMENT DATED ______________ ENTERED INTO BETWEEN:

(1)	RODRIGUES GERARD ANTHONY;

(2)	ZUZARTE DESMOND GERARD; (THE “VENDORS”)

AND

(3)	REBEL GROUP, INC.

(THE “AGREEMENT”)

1.	We refer to the Agreement. The terms defined and the references construed in the Agreement have the same meaning and construction in this certificate.

2.	We confirm that, since the date of the Agreement:

a.	there has not occurred any breach of or event or the discovery of any fact rendering untrue or incorrect any of our representations, warranties or undertakings contained in the Agreement as if the same were repeated on and as of the date hereof;

b.	there has not occurred any material breach by us of any of our respective obligations under the Agreement.

3.	Your rights and benefits under this certificate are in addition to and are not in lieu of your rights and benefits under the Agreement.

Yours faithfully,

For and on behalf of REBEL GROUP, INC. _______________________________ Name: _________________________ Designation: ____________________	Witnessed By: ______________________________ Name: ________________________ Designation: ___________________